Filed pursuant to Rule 433

Registration No. 333-224307 and

333-224307-01

July 8, 2019

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL SA

(A wholly-owned subsidiary of TOTAL S.A.)

2.218% Guaranteed Notes Due 2021

2.434% Guaranteed Notes Due 2025

2.829% Guaranteed Notes Due 2030

3.461% Guaranteed Notes Due 2049

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International SA
Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.
Format	SEC-registered global notes
Title

2.218% Guaranteed Notes Due July 12, 2021 (the “2021 notes”)

2.434% Guaranteed Notes Due Jan 10, 2025 (the “2025 notes”)

2.829% Guaranteed Notes Due Jan 10, 2030 (the “2030 notes”)

3.461% Guaranteed Notes Due Jul 12, 2049 (the “2049 notes”)

Total Initial Principal Amount Being Issued	$750,000,000	$1,000,000,000	$1,250,000,000	$1,000,000,000
Issue Price	100.000%	100.000%	100.000%	100.000%
Pricing Date	July 8, 2019
Expected Settlement Date	July 10, 2019 (T+2)
Maturity Date	July 12, 2021	Jan 10, 2025	Jan 10, 2030	July 12, 2049
Day Count	30/360
Day Count Convention	Following, unadjusted
Optional Redemption Terms

Prior to June 12, 2021 (the date that is 1 month prior to the stated maturity of the 2021 notes), make-whole call at Treasury Rate plus 5 basis points

On or after June 12, 2021 (the date that is 1 month prior to the stated maturity of the 2021 notes), call at par

Prior to October 10, 2024 (the date that is 3 months prior to the stated maturity of the 2025 notes), make-whole call at Treasury Rate plus 10 basis points

On or after October 10, 2024 (the date that is 3 months prior to the stated maturity of the 2025 notes), call at par

Prior to October 10, 2029 (the date that is 3 months prior to the stated maturity of the 2030 notes), make-whole call at Treasury Rate plus 12.5 basis points

On or after October 10, 2029 (the date that is 3 months prior to the stated maturity of the 2030 notes), call at par

Prior to January 12, 2049 (the date that is 6 months prior to the stated maturity of the 2049 notes), make-whole call at Treasury Rate plus 15 basis points

On or after January 12, 2049 (the date that is 6 months prior to the stated maturity of the 2049 notes), call at par

	Tax call at par	Tax call at par	Tax call at par	Tax call at par
Interest Rate	2.218%	2.434%	2.829%	3.461%
Benchmark Treasury	1.625% due June 30, 2021	1.750% due June 30, 2024	2.375% due May 15, 2029	3.000% due Feb 15, 2049
Benchmark Treasury Price	99-15 3⁄4	99-16 1⁄4	102-28+	109-23
Benchmark Treasury Yield	1.888%	1.854%	2.049%	2.531%
Spread to Benchmark Treasury	+ 33bps	+ 58bps	+ 78bps	+ 93bps
Yield to Maturity	2.218%	2.434%	2.829%	3.461%
Date Interest Starts Accruing	July 10, 2019
Interest Payment Dates	Each Jan 12th and July 12th for the 2021 notes and 2049 notes and each Jan 10th and Jul 10th for the 2025 notes and 2030 notes
First Interest Payment Date	Jan 12, 2020	Jan 10, 2020	Jan 10, 2020	Jan 12, 2020
Regular Record Dates for Interest	Each Dec 28 and June 27	Each Dec 26 and June 25	Each Dec 26 and June 25	Each Dec 28 and June 27
Trustee	The Bank of New York Mellon
Listing	None
Denominations	$2,000 and increments of $1,000
Expected Ratings of the Notes	Moody’s: Aa3 (Positive) / Standard & Poor’s: A+ (Positive)
CUSIP/ISIN	89153VAR0 / US89153VAR06	89153VAS8 / US89153VAS88	89153VAT6 / US89153VAT61	89153VAU3 / US89153VAU35
Selling Restrictions	Prohibition of Sales to EEA Retail Investors; France; United Kingdom; Canada; Hong Kong; Japan; Singapore and Switzerland
Joint Book-Running Managers	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Agricole Securities (USA) Inc., attn.: Fixed Income Syndicate toll-free at 1-866-807-6030, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

2